Exhibit XXV

February 11, 2020

European Investment Bank
$3,000,000,000 1.375% Notes due 2023
Ladies and Gentlemen:
We have acted as United States counsel for the European Investment Bank (the “Bank”) in connection with the issue by the Bank of its $3,000,000,000 1.375% Notes due 2023 (the “Notes”), and the sale of the Notes to the several Underwriters named in Schedule II to the Underwriting Agreement (the “Underwriters”) dated February 4, 2020 (the “Underwriting Agreement”), between the Bank and the Underwriters.
In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including:

(i)       the Treaty on the Functioning of the European Union, as amended or supplemented from time to time (the “Treaty”), and the Statute of the Bank set forth in a Protocol annexed to the Treaty, as amended (the “Statute”);

(ii)       the Underwriting Agreement;

(iii)      the Fiscal Agency Agreement dated as of May 18, 2018 (the “Fiscal Agency Agreement”), relating to the Notes, between the Bank and Citibank, N.A., London Branch, as Fiscal Agent (the “Fiscal Agent”);

(iv)      two certificates, signed by representatives of the Bank’s Office of the Secretary General, relating to (a) the signing of the Fiscal Agency Agreement and the Underwriting Agreement, (b) the issuance of the Notes, (c) the sale of the Notes to the Underwriters in accordance with the Underwriting Agreement and (d) the registration of the Notes under the U.S. Securities Act of 1933, as amended (the “Securities Act”);

(v)       a specimen of the Notes;

(vi)      a copy, certified by the Director of Governing Bodies and a Senior Officer of Governing Bodies of the Bank, of a list of the officials authorized to sign on behalf of the Bank;

(vii)     a signed copy of the authorization letter from the Bank to the Fiscal Agent dated the date hereof, with respect to the Notes;

(viii)    Registration Statement No. 333-223825 covering the Notes, filed with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act (such registration statement as amended on the date hereof is herein called the “Registration Statement”), and the related Prospectus dated May 18, 2018 (the “Basic Prospectus”) and the Prospectus Supplement dated February 4, 2020 (the “Prospectus Supplement”), each as filed with the Commission (the Basic Prospectus as supplemented by the Prospectus Supplement is hereinafter referred to as the “Final Prospectus”); and

(ix)       a signed copy of the opinion, dated the date hereof, of the Bank, acting through its Legal Directorate, addressed to the Underwriters, with respect to the Notes.

Based upon the foregoing and subject to the qualifications set forth herein, we are of opinion that the Notes have been duly and validly authorized and issued and the Notes, and all the covenants therein contained, constitute valid, legally binding and unconditional, direct and general obligations of the Bank in accordance with their terms; and the Notes conform in all material respects to the description thereof contained in the Final Prospectus.  In expressing the opinion set forth in this paragraph, we have assumed that the Notes herein referred to conform as to form to the specimen of the Notes examined by us and that the Notes have been signed and authenticated as provided in the Fiscal Agency Agreement, which facts we have not verified by an inspection of the individual Notes.

We are admitted to practice in the State of New York, and we express no opinion as to any matters governed by any laws other than the laws of the State of New York and the Federal laws of the United States of America.  In particular, we do not purport to pass on any matter governed by the Treaty, the Statute and the laws of the Member States.

In giving this opinion, we have, as to matters involving the Treaty and the Statute, assumed, without independent investigation, the correctness of, and take no responsibility for, the above-mentioned opinion of the Bank, acting through its Legal Directorate.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Cravath, Swaine & Moore LLP

In care of:

European Investment Bank
98-100, Boulevard Konrad Adenauer
L-2950 Luxembourg
Grand Duchy of Luxembourg

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